Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Selected Consolidated Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” and to the use of our reports (a) dated March 2, 2015, with respect to the consolidated financial statements of Triangle Capital Corporation as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, and the consolidated financial highlights for each of the five years in the period ended December 31, 2014; (b) dated March 2, 2015, with respect to the effectiveness of internal controls over financial reporting of Triangle Capital Corporation as of December 31, 2014; (c) dated March 2, 2015, with respect to Schedule 12-14 as of and for the year ended December 31, 2014; and to the incorporation by reference of our report dated April 27, 2015, with respect to the senior securities table of Triangle Capital Corporation as of December 31, 2014, in the Registration Statement (Form N-2 No. 333-199102) and related Prospectus of Triangle Capital Corporation for the registration of common stock, preferred stock, warrants, subscription rights, debt securities, and units.

/s/ Ernst & Young LLP
Raleigh, North Carolina
February 4, 2016